Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . February 6, 2008

The Bank Holdings reports a net loss for the quarter after increased provision for loan losses.  Net interest income shows substantial improvement.

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, (which operates under the name Silverado Bank, in California), Granite Exchange, Inc. and Rocky Mountain Exchange, Inc. today announced its results of operations for the fourth quarter and year ended December 31, 2007.

Year over Year Highlights:

•                  2007 net income of $1.5 million, or $0.26 per fully diluted share, down from $2.1 million, or $0.49 per fully diluted share in 2006.  During the periods under review, the number of outstanding shares grew by 39%.

•                  Provision for loan losses of $3.0 million for 2007, with $2.2 million provided in the fourth quarter, an increase of 289% from $771,000 in 2006.

•                  Net interest income before the provision for loan losses increased 39% to $22.2 million when compared to $16.0 million in 2006.

•                  2007 net interest margin was 3.79%, a two (2) basis point decrease from last year.

•                  Gross loans at December 31, 2007 were $474 million, an increase of $10 million, or 2% over December 31, 2006.

•                  Allowance for loan and lease losses increased to 1.54% of total loans at December 31, 2007 as compared to 1.17% at December 31, 2006.

Linked Quarter Highlights:

•                  A net loss for the fourth quarter of $482,000 or $0.08 per fully diluted share, as compared to earnings of $750,000 or $0.13 per fully diluted share in the third quarter of 2007.

•                  Net interest income before the provision for loan losses was unchanged at  $5.6 million for both periods.

•                  Non-interest income for the fourth quarter of 2007 increased 91% to $312,000, compared to $163,000 in the third quarter.

•                  Provision for loan losses was $2.2 million for the fourth quarter of 2007, an increase of $1.9 million or 549% from $346,000 in the third quarter.

•                  Net interest margin was 3.84%, a 7 basis point increase over the previous quarter.

“Our results for 2007 are a reflection of the challenging economic environment. The economy changed dramatically in the second half of the year, resulting in slower growth,  continuing pressure on margins, and stresses on credit quality. The increase in non-performing assets resulted in interest income reversals of about $400,000 during the year and prompted a loan loss provision of $2.2 for the fourth quarter. As a result, our performance for 2007 was less than our expectations. However, we believe that the additional provision will serve us well in the difficult year ahead. We expect that the operating climate for 2008 will: 1) provide ongoing pressures on asset yields and funding costs; 2) be one of slower growth in our northern Nevada and northern California markets; and 3) continue to strain credit quality. We have prepared for what we anticipate will be a slow year in 2008 by redefining our marketing strategy throughout the Company that should reinforce our focus on garnering low-cost funding and driving non-interest income. Our fundamentals remain sound and we will continue to work diligently to drive shareholder value despite this difficult operating environment.” said Chief Executive Officer Hal Giomi.

Financial Performance, 2007 versus 2006

Return on average shareholders equity.

For 2007, the Company’s return on average shareholder’s equity (“ROAE”) was 2.05% as compared to 5.05% for 2006.

Diluted earnings per share.

For 2007, diluted earnings per share were $0.26, as compared to $0.49 for 2006. The decrease was partly to a 39% increase in the number of average diluted shares outstanding as a result of the private placement in August 2006 and the acquisition of NNB Holdings (Northern Nevada Bank) in November of 2006.

Return on average assets.

The Company’s return on average assets (“ROAA”) for 2007 was 0.24% as compared to 0.46% for 2006. The decline in ROAA is primarily due to the organic growth of the organization during 2007 as well as the addition of approximately $150 million in assets from Northern Nevada Bank in November of 2006.  Average assets grew $197 million, or about 44% over the reported periods.

Operating efficiency.

The Company’s efficiency ratio increased to 78.9% for the 2007 year over the 77.2% reported in 2006.  A number of factors negatively affected this ratio, including higher personnel and occupancy costs related to the three locations added in the acquisition of Northern Nevada Bank, the opening of a new branch in California, the core deposit amortization costs associated with the acquisition of Northern Nevada Bank, and the additional costs of SOX 404 compliance.

Income Statement Results

The Company continued to closely manage and monitor its loan portfolio during 2007 and year-over-year growth was a modest $10 million. Average loans grew $170 million of which approximately $120 million was due to the Northern Nevada Bank acquisition. As a result of this changing loan volume and the increasing percentage of loans held as a portion of average earning assets, interest income for 2007 was $45.2 million, as compared to $31.0 million for 2006, an increase of 45.6%. Loan yields for 2007 were 8.46%, as compared to 8.42% for 2006, with approximately 46% of total loans immediately repriceable The book yield on the investment portfolio increased to 4.36% for 2007, as compared to 4.30% for 2006. The interest earned on average earning assets for 2007 was 7.70%, as compared to 7.27% for 2006. While the average prime rate during 2007 was 8.05% as compared to 7.96% during 2006, we expect the current interest rate environment to put pressure on earning asset yields.

Interest expense in 2007 increased to $23.0 million from $15.1 million in 2006, an increase of 52.3%. This was due to increased volumes of interest bearing deposits, the highly competitive pricing for deposits in our local markets, the greater utilization of wholesale funding, and the change in our funds borrowed position. For 2007, average interest bearing liabilities were $496 million, as compared to $358 million in 2006, and the average cost of such liabilities was 4.63%, as compared to 4.22% for 2006.

Net interest income before the provision for loan losses increased 39.25% to $22.2 million for 2007, up from $16.0 million in the prior year. This was after a charge of approximately $400,000 for reversals of interest income on non-accrual loans for the year. In addition, the Company now has $800,000 of Other Real Estate Owned (OREO) on its balance sheet.

Non-interest income of $1.5 million for 2007 reflects a decrease of $180,000 during 2007 when compared to 2006. This decrease is primarily related to a $245,000 reduction in income on the Company’s trading account, as well as about $285,000 less in exchange fee income from the “1031” division.  The Company has substantially rebalanced its trading account to reduce earnings volatility for 2008, and has changed its marketing plans to accommodate the decline in real estate activity in its northern Nevada and California markets, as well as in the “1031” division.

Non-interest expenses increased $5.1 million to $18.7 million for 2007, or 37.7%, primarily reflecting additional costs in four areas: increased salary and benefits costs of $1.9 million; additional occupancy costs of $1.0 million; increased professional expenses of over $900,000 having to do primarily with enhanced internal audit, accounting, tax work and SOX 404 implementation; as well as the core deposit intangible amortization of $480,000. During November, 2006 we added three Northern Nevada Bank locations and twenty-nine associated personnel, and in 2007 we added one full service branch office in Rancho Cordova, California.

Balance Sheet Changes

Total assets decreased by $26 million or 4.0% to $626 million at December 31, 2007 from $652 million at December 31, 2006. Loans grew by approximately $10 million over this period, while investments decreased by about $13 million over the term. As a result, average loans to total average assets was slightly under 74% during 2007, as compared to 68% for 2006.

The investment portfolio level of state, county and municipal issues increased about $7 million or 54% over the 2007 year to about $21 million, while Treasury, Government Agency and mortgage-backed investments declined about $25 million over the same period.

For 2007, the distribution of loans held did not substantially change from that reported at December 31, 2006, with approximately 80% of all loans represented in real estate categories. The Company’s loan portfolio at December 31, 2007 consists of a very limited amount of residential construction loans and no sub-prime loans.

Non-performing assets at December 31, 2007 consist of $5.6 million of loans on non-accrual status and $800,000 in OREO. The increase in non-performing assets is primarily attributable to the addition of non-accrual loans secured by real estate. Management does not expect any significant losses on these specific assets, however, no absolute assurance can be given in this regard.

“The increase in non-performing assets is indicative of the declines in the volume of economic activity in the markets that we serve. While recognizing current economic conditions, we believe that we have adequate infrastructure to monitor any further changes in the portfolio risk profile, and that the present level of the loan loss reserve more than adequately reflects our inherent credit risk. The provision for loan losses was $3.0 million in 2007, as compared to $771,000 for 2006, and the reserve now stands at 1.54% of gross loans.” said Chief Credit Officer John Donovan.

Total deposits decreased by approximately $46 million, or 9.2% for 2007 over 2006. The decrease is a result of the Company’s conscious efforts to reduce the level of higher cost deposits and change the funding mix of the Company to more closely align with a lower interest rate environment.  As a result, wholesale funding has been used to a greater extent, as have borrowed funds from the Federal Home Loan Bank.

Capital Adequacy

The Company’s capital ratios continue to exceed the well-capitalized guidelines issued by regulatory agencies, and should provide ample resources for future growth. At the current time there are no anticipated uses of capital other than the Board authorized  repurchase of up to $3,000,000 in outstanding common stock that was approved at their  regularly scheduled meeting of December 17, 2007.

Guidance for 2008

“With the current state of the economy and Fed actions to intervene, one can only hope that weakening conditions don’t persist over the full year, and credit weaknesses cease to cast a pall over the landscape. Barring unforeseen circumstances, we hope to substantially exceed our 2007 results in the current year.” said Jack Buchold, Chief Financial Officer.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange, Inc. and Rocky Mountain Exchange, Inc. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $75 million and operates six northern Nevada branches; three in Reno, and one each in Incline Village, Sparks, and Carson City. Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville, California, and one branch office in Rancho Cordova. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. The two exchange companies each operate one office; Rocky Mountain Exchange, Inc.  in Bozeman, Montana, and Granite Exchange, Inc.  in Roseville, California. For additional information, please visit www.nevadasecuritybank.com; www.silveradobank.com;  www.rockymountainexchange.com; or www.graniteexchange.com.

The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. For additional information, please visit www.thebankholdings.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada            Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated

Financial Data

	Quarters Ending December 31,
	2007	2006	2005 (1)	2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	11,075	10,203	5,293	3,256
Interest Expense	5,465	4,887	2,630	1,080
Net Interest Income	5,610	5,316	2,663	2,176
Provision for Loan Losses	2,247	175	377	167
Non-interest income	312	677	153	98
Non-interest expense	4,824	4,102	2,580	1,775
Attributable to Minority Shareholders	—	159	—	—
Provision (benefit) for income taxes	(667)	653	(720)	—
Net Income	(482)	904	579	332

Period End Data
Assets	626,328	651,737	384,632	246,842
Loans, gross	473,514	463,859	245,185	160,708
Securities	80,276	92,927	83,821	69,128
Deposits	451,335	496,997	338,198	188,341
Other borrowed funds	91,229	59,649	15,464	30,500
Shareholders’ Equity	74,637	74,090	28,701	27,376

Average Balance Sheet
Assets	638,185	555,521	347,847	247,603
Loans, gross	484,947	387,432	237,876	128,229
Securities	78,551	95,459	83,334	76,474
Deposits	478,091	417,718	292,636	206,733
Shareholders’ Equity	75,543	59,681	28,269	27,154

Asset Quality
Non-performing assets (3)	6,433	549	—	—
Allowance for loan loss	6,276	5,430	2,655	1,586
Net Charge-offs	452	—	—	—
Non-performing assets to total assets (3)	0.12%	0.08%	—	—
Allowance for loan loss to loans	1.54%	1.17%	1.08%	0.65%
Net Charge-offs to average loans	0.10%	—	—	—

Per Common Share
Basic income per share	(0.08)	0.17	0.19	0.11
Diluted income per share	(0.08)	0.17	0.18	0.10
Book value per share	12.80	13.34	9.19	9.21
Period end common shares outstanding	5,831,099	5,552,972	2,972,330	1,405,930
Average shares outstanding - basic	5,831,099	5,288,041	2,972,163	1,405,930
Average shares outstanding - diluted	5,887,397	5,425,004	3,082,414	1,405,930

Financial Ratios (Annualized)
Return on average assets	(0.30)%	0.16%	0.17%	0.13%
Return on average equity	(2.53)%	1.51%	2.05%	1.22%
Net interest margin (2)	3.84%	3.81%	3.49%	3.12%
Tier 1 leverage capital ratio	10.39%	10.74%	8.13%	10.97%

(1)  The Company removed the valuation allowance against the deferred tax asset, and the Company incurs California franchise taxes on its Roseville operations.

(2)  Net interest income is calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)  Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

	Quarter Ended September 30, 2007	Quarter Ended September 30, 2006	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,543	$7,736	$31,039
Interest expense	5,923	3,855	15,083
Net interest income	5,620	3,881	15,956
Provision for loan losses	346	247	771
Non - interest income	163	535	1,682
Non - interest expenses	4,263	3,250	13,582
Attributable to minority shareholders	(11)	(3)	(127)
Provision for income taxes	413	382	1,075
Net income	$750	$534	$2,083

Period End Data
Assets	653,347	461,335	651,540
Loans, gross	489,931	310,716	463,859
Securities	79,987	96,198	92,927
Deposits	516,841	352,002	496,997
Other borrowed funds	49,119	53,494	60,149
Shareholders’ equity	75,203	45,489	73,568

Average Balance Sheet
Assets	654,344	441,582	452,179
Loans, gross	485,102	295,691	308,411
Securities	82,063	91,222	91,736
Deposits	501,260	362,452	359,932
Shareholders’ equity	74,954	40,959	41,256

Asset Quality
Non-performing assets (1)	3,779	528	549
Allowance for loan losses	5,480	3,251	5,430
Net charge-offs	450	—	—
Non-performing assets to total assets	0.58%	0.11%	0.08%
Allowance for loan losses to loans	1.12%	1.05%	1.17%
Net Charge-offs to average loans	0.09%	—	—

Per Common Share (3)
Basic income per share	0.13	0.13	0.51
Diluted income per share	0.13	0.13	0.49
Book value per share	12.90	10.50	12.62
Period end common shares outstanding	5,831,099	4,333,081	5,831,099
Average shares outstanding -basic	5,831,099	4,117,086	4,117,351
Average shares outstanding -diluted	5,963,458	4,243,078	4,290,122

Financial Ratios (Annualized)
Return on average assets	0.46%	0.67%	0.46%
Return on average equity	4.00%	8.70%	5.05%
Net interest margin (2)	3.77%	3.82%	3.81%
Tier 1 leverage capital ratio	8.05%	12.00%	9.85%

(1)  Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)  Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)  Adjusted for stock dividend of February 15, 2007.

	Quarter Ended June 30, 2007	Quarter Ended June 30, 2006	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,222	$6,916	$31,039
Interest expense	5,584	3,274	15,083
Net interest income	5,638	3,642	15,956
Provision for loan losses	234	(124)	771
Non - interest income	605	249	1,682
Non - interest expenses	4,679	3,348	13,582
Attributable to minority shareholders	15	35	(127)
Provision for income taxes	541	33	1,075
Net income	$804	$669	$2,083

Period End Data
Assets	662,000	418,548	651,540
Loans, gross	476,936	280,890	463,859
Securities	83,081	89,827	92,927
Deposits	483,707	342,266	496,997
Other borrowed funds	78,619	37,994	60,149
Shareholders’ equity	74,504	33,185	73,568

Average Balance Sheet
Assets	644,567	404,882	452,179
Loans, gross	474,010	274,080	308,411
Securities	87,414	91,222	91,736
Deposits	479,867	333,724	359,932
Shareholders’ equity	74,071	31,190	41,256

Asset Quality
Non-performing assets (1)	1,881	—	549
Allowance for loan losses	5,584	3,004	5,430
Net charge-offs	260	—	—
Non-performing assets to total assets	0.28%	—	0.08%
Allowance for loan losses to loans	1.17%	1.07%	1.17%
Net Charge-offs to average loans	0.05%	—	—

Per Common Share (3)
Basic income per share	0.14	0.19	0.51
Diluted income per share	0.13	0.18	0.49
Book value per share	12.78	9.17	12.62
Period end common shares outstanding	5,831,099	3,620,404	5,831,099
Average shares outstanding -basic	5,831,099	3,362,733	4,117,351
Average shares outstanding -diluted	5,993,284	3,639,765	4,290,122

Financial Ratios (Annualized)
Return on average assets	0.50%	0.67%	0.46%
Return on average equity	4.34%	8.70%	5.05%
Net interest margin (2)	3.94%	3.82%	3.81%

(1)  Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)  Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)  Adjusted for stock dividend of February 15, 2007.

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,342	$6,184	$31,039
Interest expense	5,992	3,067	15,083
Net interest income	5,350	3,117	15,956
Provision for loan losses	180	473	771
Non - interest income	422	221	1,682
Non - interest expenses	4,933	2,882	13,582
Attributable to minority shareholders	24	—	(127)
Provision for income taxes	226	7	1,075
Net income	$457	$(24)	$2,083

Period End Data
Assets	647,418	400,986	651,540
Loans, gross	464,253	273,735	463,858
Securities, HTM and AFS	90,544	91,369	92,927
Deposits	514,841	317,203	496,997
Other borrowed funds	36,384	50,681	60,149
Shareholders’ equity	73,779	29,264	73,568

Average Balance Sheet
Assets	660,874	378,187	452,179
Loans, gross	469,549	258,086	308,411
Securities	92,966	87,806	91,736
Deposits	511,910	318,914	359,932
Shareholders’ equity	73,398	28,819	41,256

Asset Quality
Non-performing assets (1)	913	—	549
Allowance for loan losses	5,502	3,128	5,430
Net charge-offs	108	—	—
Non-performing assets to total assets	0.14%	—	0.08%
Allowance for loan losses to loans	1.19%	1.14%	1.17%
Net Charge-offs to average loans	0.023%	—	—

Per Common Share (3)
Basic income per share	0.08	(0.01)	0.51
Diluted income per share	0.08	(0.01)	0.49
Book value per share	12.65	8.89	12.62
Period end common shares outstanding	5,831,099	3,290,229	5,831,099
Average shares outstanding -basic	5,831,099	3,281,171	4,117,351
Average shares outstanding -diluted	6,002,124	3,548,685	4,290,122

Financial Ratios (Annualized)
Return on average assets	0.28%	(0.03)%	0.46%
Return on average equity	2.49%	(0.34)%	5.05%
Net interest margin (2)	3.72%	3.51%	3.81%

(1)  Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)  Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)  Adjusted for stock dividend of February 15, 2007.

	Years Ending December 31,
	2007	2006	2005 (1)	2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	45,183	31,039	17,166	10,536
Interest Expense	22,964	15,083	7,344	3,669
Net Interest Income	22,219	15,956	9,822	6,867
Provision for Loan Losses	3,007	771	1,069	764
Non-interest income	1,502	1,682	772	420
Non-interest expense	18,700	13,582	8,823	6,242
Attributable to Minority Shareholders	28	(127)	—	—
Provision for income taxes	513	1,075	(710)	—
Net Income	1,569	2,083	1,412	281

Period End Data
Assets	626,328	651,737	384,632	246,842
Loans, gross	473,514	463,859	245,185	160,708
Securities	80,276	92,927	83,821	69,128
Deposits	451,335	496,997	338,198	188,341
Other borrowed funds	91,229	59,649	15,464	30,500
Shareholders’ Equity	74,637	74,090	28,701	27,376

Average Balance Sheet
Assets	649,108	452,179	293,580	233,439
Loans, gross	478,461	308,453	201,267	122,454
Securities	85,306	91,736	69,668	90,242
Deposits	492,347	359,938	245,322	199,305
Shareholders’ Equity	74,695	41,256	28,061	23,090

Asset Quality
Non-performing assets (3)	6,433	549	—	—
Allowance for loan loss	7,276	5,430	2,655	1,586
Net Charge-offs	1,162	—	—	—
Non-performing assets to total assets	1.03%	0.08%	—	—
Allowance for loan loss to loans	1.54%	1.17%	1.08%	0.99%
Net Charge-offs to average loans	0.24%	—	—	—

Per Common Share
Basic income per share	0.26	0.51	0.47	0.10
Diluted income per share	0.26	0.49	0.43	0.10
Book value per share	12.80	13.34	9.19	9.21
Period end common shares outstanding	5,831,099	5,552,972	3,124,266	2,972,330
Average shares outstanding - basic	5,831,099	4,116,873	2,974,104	2,746,791
Average shares outstanding - diluted	5,968,687	4,273,473	3,279,863	2,838,898

Financial Ratios (Annualized)
Return on average assets	0.24%	0.46%	0.48%	0.12%
Return on average equity	2.05%	5.05%	5.03%	1.22%
Net interest margin (2)	3.79%	3.81%	3.49%	3.12%
Tier 1 leverage capital ratio	10.39%	11.42%	10.06%	11.01%

(1)  The Company removed the valuation allowance against the deferred tax asset, and the Company incurs California franchise taxes on its Roseville operations.

(2)  Net interest income is calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)  Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.